Exhibit 99.2

Item 6.	SELECTED FINANCIAL DATA

Note: The information contained in the Item has been updated to reflect the following:

–	The retrospective adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, effective July 1, 2009.

–	The retrospective adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement)”, effective July 1, 2009.

The selected consolidated financial data set forth below are derived from our consolidated financial statements and should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Annual Report on Form 10-K. The consolidated statements of operations data for each of the years ended June 30, 2009, 2008, 2007 and the consolidated balance sheet data as of June 30, 2009 and 2008 are derived from, and qualified by reference to, our audited consolidated financial statements and related notes appearing elsewhere in this filing. The consolidated statements of operations data for each of the years ended June 30, 2006 and 2005 and the consolidated balance sheet data as of June 30, 2007, 2006 and 2005 are derived from our audited consolidated financial statements not included in this filing. Our historical results are not necessarily indicative of results for any future period.

	2005(1)	2006(2)	2007(3)	2008(4)	2009(5)

Consolidated Statement of Operations Data:
Revenues:
Check cashing	$128,748	$142,470	$166,754	$196,580	$164,598
Fees from consumer lending	153,004	162,588	227,445	292,517	275,272
Money transfer fees	14,771	17,205	20,879	27,512	26,823
Other	24,468	36,625	40,654	55,575	61,160

Total revenues	320,991	358,888	455,732	572,184	527,853

Store and regional expenses:
Salaries and benefits	91,982	106,823	129,522	159,363	145,716
Provision for loan losses	29,425	30,367	45,799	58,458	52,136
Occupancy	22,899	27,914	32,270	43,018	41,812
Depreciation	7,226	7,834	9,455	13,663	13,075
Other	62,371	69,024	83,195	98,452	93,310

Total store and regional expenses	213,903	241,962	300,241	372,954	346,049

Store and regional margin	107,088	116,926	155,491	199,230	181,804
Corporate and other expenses:
Corporate expenses	37,012	41,051	53,327	70,859	68,217
Other depreciation and amortization	3,776	3,655	3,390	3,902	3,827
Interest expense, net	33,878	29,702	31,462	44,378	43,696
Loss on extinguishment of debt	8,097	—	31,784	—	—
Goodwill impairment and other charges	—	—	24,301	—	—
Unrealized foreign exchange loss (gain)	—	—	7,551	—	(5,499)
Provision for (proceeds from) litigation settlements	—	5,800	(3,256)	345	57,920
Other expense, net	4,696	2,239	1,400	367	5,442

Income before income taxes	19,629	34,479	5,532	79,379	8,201
Income tax provision	19,986	27,514	37,735	36,015	15,023

Net (loss) income	$(357)	$6,965	$(32,203)	$43,364	$(6,822)

Net (loss) income per share:
Basic	$(0.03)	$0.38	$(1.37)	$1.80	$(0.28)
Diluted	$(0.03)	$0.37	$(1.37)	$1.77	$(0.28)
Shares used to calculate net (loss) income per share:
Basic	13,945,883	18,280,131	23,571,203	24,106,392	24,012,705
Diluted	13,945,883	18,722,753	23,571,203	24,563,229	24,012,705
Operating and Other Data:
Net cash provided by (used in):
Operating activities	$22,245	$20,870	$29,277	$80,756	$59,204
Investing activities	$(44,807)	$(39,415)	$(170,651)	$(166,956)	$(41,954)
Financing activities	$43,225	$39,696	$307,358	$288	$2,669
Stores in operation at end of period:
Company-owned	716	765	902	1,122	1,031
Franchised stores/agents	619	485	378	330	175

Total	1,335	1,250	1,280	1,452	1,206

	2005(1)	2006(2)	2007(3)	2008(4)	2009(5)

Consolidated Balance Sheet Data (at end of period):
Cash	$92,504	$118,653	$290,945	$209,714	$209,602
Total assets	$387,856	$551,825	$831,775	$941,412	$921,465
Total debt	$271,764	$311,037	$521,150	$535,586	$536,305
Shareholders’ equity	$59,636	$161,953	$199,899	$239,432	$209,078

(1)	On January 4, 2005 we acquired substantially all of the outstanding shares of International Paper Converters Limited, d/b/a Cheque Changer Limited. The aggregate purchase price for this acquisition was $2.7 million and was funded through excess internal cash. On January 31, 2005, we acquired substantially all of the assets of Alexandria Financial Service, LLC and certain of its affiliates. The aggregate purchase price for this acquisition was $11.9 million cash, which included a revenue earn-out of $2.0 million which was paid during the fourth quarter of fiscal 2006. Our revolving credit facility was used to fund the purchase. On March 7, 2005, we entered into an agreement to acquire substantially all of the assets of We The People Forms and Service Centers USA, Inc. (“Former WTP”) relating to the Former WTP’s retail-based legal document processing services business. The aggregate purchase price for this acquisition was $14.0 million, consisting of $10.5 million cash paid at closing, $2.0 million in unregistered shares of our common stock and $1.5 million paid at closing to an escrow account to secure certain indemnification liabilities of the Former WTP; the $1.5 million in escrow was later returned to the Company. Our revolving credit facility and unregistered shares of our common stock were used to fund the purchase. On May 16, 2005, we acquired substantially all of the assets of Tenant Financial Enterprises, Inc., consisting of five financial services stores in Arizona. The aggregate purchase price for this acquisition was $1.7 million cash. During fiscal 2005, we completed various other acquisitions resulting in an aggregate increase in goodwill of $2.1 million.

(2)	In July 2005, we purchased 26 We The People franchisee-owned stores, converting them to company-owned and -operated stores, and related franchise territory for future development. The aggregate purchase price for these acquisitions was $5.0 million and was funded through excess internal cash. In October 2005, we purchased three We The People franchisee-owned stores, converting them to company-owned and -operated stores and related franchise territories for future development. In addition, we acquired three undeveloped territories from franchisees for future development. The aggregate purchase price for these acquisitions was $1.6 million, consisting of $0.8 million cash paid at closing and a $0.7 million note payable. On March 9, 2006, we entered into an agreement to purchase substantially all of the assets of eleven franchised stores in western Canada in a series of transactions. The total aggregate purchase price for the eleven stores was approximately $14.7 million cash. Our revolving credit facility was used to fund the purchase.

(3)	On July 26, 2006, we used the $80.8 million net proceeds from the June 2006 follow-on offering of our common stock to redeem $70.0 million principal amount of OPCO’s 9.75% senior notes due 2011, which we refer to as the Notes, pay $6.8 million in redemption premium, pay $1.3 million in accrued interest and used the remaining $2.6 million for working capital and general corporate purposes. On October 30, 2006, we announced the completion of the refinancing of OPCO’s existing credit facilities. We entered into a new $475 million credit facility, which we refer to as the New Credit Agreement, and completed our cash tender offer and consent solicitation by OPCO for OPCO’s Notes. We incurred a loss on the extinguishment of debt of $31.8 million for fiscal 2007. In October 2006, we redeemed $198.0 million principal of the Notes and wrote off $7.2 million of unamortized deferred issuance costs related to this redemption.

On October 31, 2006, we purchased substantially all of the assets of 82 retail stores owned and operated by five existing National Money Mart franchisees. The aggregate purchase price for this acquisition was $124.2 million cash and was funded by the Canadian Term Facility. On November 12, 2006, we purchased substantially all of the assets of the Money Corner, Inc. consisting of 23 financial services stores. The total aggregate purchase price for this acquisition was $30.0 million cash. We used our U.S. revolving credit facility to fund the purchase. During fiscal 2007, we completed various other acquisitions resulting in an aggregate increase in goodwill of $2.2 million.

In December 2006, we announced our restructuring plan for our WTP business. Under the plan, we closed our remaining twelve company-operated WTP stores. As a result of the restructuring initiatives, in the quarter ended December 31, 2006, we incurred $1.2 million cash expenses related to the closure of the company-operating stores and other initiatives. In addition, we incurred $23.2 million in one-time non-cash charges, including the write-off of $22.5 million of goodwill and $0.7 million in other tangible and intangible assets, net of deferred fees.

On June 27, 2007, we issued $200.0 million aggregate principal amount of 2.875% of senior convertible notes due 2027 (“Convertible Notes”).

(4)	On August 30, 2007, we entered into a purchase agreement to acquire substantially all of the assets of 45 retail stores, operating as Check Casher, American Check Casher, Cash Advance, American Payday Loans, Cash Advance USA and Payday Loans (collectively, “American Payday Loans” or “APL Acquisition”). The purchase price was $29.3 million in cash, including $2.0 million in cash that is held in escrow for 24 months to secure certain indemnification claims. The Company expects the full return of the $2.0 million escrow balance. In addition, the agreement included a maximum revenue-based earn-out of up to $3.0 million which would have been payable in February 2009, however the provisions of the earn-out were not met. Between August 2007 and March 2008, we consummated a series of acquisitions of the 45 stores, which are located in Kansas, Missouri, Hawaii, Oklahoma, Arizona, Iowa, South Carolina and Nebraska.

On December 15, 2007, we consummated the acquisition of substantially all of the assets of 81 financial services stores and one corporate office in southeast Florida (the “CCS Acquisition”) from CCS Financial Services, Inc. d/b/a/ The Check Cashing Store (“CCS”). The aggregate purchase price for the acquisition was $102.1 million cash, including $6.0 million in cash to be held in escrow for 24 months to secure certain indemnification claims.

On December 19, 2007, we entered into a share purchase agreement to acquire all of the shares of Cash Your Cheque, Ltd, a U.K. entity, which operates seven check cashing and single-payment consumer lending stores. The aggregate purchase price for the acquisition was approximately $4.2 million in cash.

On February 26, 2008, we entered into a purchase agreement to acquire substantially all of the assets of 10 financial stores in Ontario, Canada operating under the name Unicash. The aggregate purchase price for the acquisition was $1.4 million cash.

During fiscal 2008, we completed various smaller acquisitions in Canada and the United Kingdom with an aggregate purchase price of approximately $8.5 million.

(5)	On October 17, 2008, we entered in a series of purchase agreements in the U.K. to acquire substantially all of the assets of six franchised stores from a franchisee. The aggregate purchase price for the acquisitions was approximately $3.3 million in cash.

On April 21, 2009, we entered into a purchase agreement of acquire all of the shares of Express Finance Limited, a U.K. internet-based consumer lending business. The aggregate purchase price for the acquisition was approximately $6.8 million in cash.

On June 29, 2009, we entered into a purchase agreement to acquire substantially all of the assets of 2 pawn shops located n Scotland from Robert Biggar Limited. The aggregate purchase price for the acquisition was approximately $8.0 million in cash.

On June 30, 2009, we entered into a purchase agreement to acquire 76% of the shares of Optima, S.A., a consumer lending business in Poland. The aggregate purchase price for the acquisition was approximately $5.6 million in cash and the assumption of approximately $6.3 million of debt.

During fiscal 2009, we completed various smaller acquisitions in the United States and the United Kingdom with an aggregate purchase price of approximately $2.1 million.

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